Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

BURNING ROCK BIOTECH LIMITED

(Adopted by Special Resolution on December 22, 2019)

1.	The name of the Company is Burning Rock Biotech Limited.

2.

The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O.Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation to, the following:

(i)	(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii)		To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including but without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii)		To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

Eighth Amended and Restated Memorandum of Association

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Article in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Article or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by the Companies Law (as amended), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

Eighth Amended and Restated Memorandum of Association

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest money of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the aforesaid business provided that the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.

The authorized share capital of the Company is US$50,000.00 divided into 500,000,000 shares, including 376,415,039 Ordinary Shares of US$0.0001 par value each, 45,429,741 Series A Preferred Shares of US$0.0001 par value each, 21,179,336 Series A+ Preferred Shares of US$0.0001 par value each, 25,537,431 Series B Preferred Shares of US$0.0001 par value each, 27,179,512 Series C Preferred Shares of US$0.0001 par value each, and 4,258,941 Series C+ Preferred Shares of US$0.0001 par value each with power for the Company insofar as is permitted by applicable law and the Articles of Association (including without limitation Schedule A thereto), to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Eighth Amended and Restated Memorandum of Association

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Burning Rock Biotech Limited

(Adopted by Special Resolution on December 22, 2019)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Equity Securities” means all Equity Securities issued by the Company; provided that the term “Additional Equity Securities” does not include (i) Stock Option Shares; (ii) any Equity Securities issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; (iii) any Equity Securities issued or issuable upon conversion or exercise of the Preferred Shares or upon conversion or exercise of any outstanding convertible notes, warrants or options; (iv) any Equity Securities issued under the Transaction Documents and upon the exercise of GIC Warrant; and (v) any Equity Securities offered in an underwritten registered public offering by the Company, as duly approved in accordance with the Transaction Documents.

“Affiliate(s)” means, with respect to a Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person and the term “affiliated” has the meaning correlative to the foregoing.

“Articles” means these Articles as originally adopted or as from time to time altered by Special Resolution.

Eighth Amended and Restated Articles of Association

“as adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, share dividend, combination of shares, consolidation, subdivision, reorganization, reclassification, recapitalization or similar arrangement.

“as-exercised” means, with respect to the GIC Warrant, prior to the expiration of the Exercise Period of the GIC Warrant, the calculation should be made assuming the full exercise of the purchase right in relation to the Shares pursuant to the GIC Warrant (“Deemed Exercise”). For the avoidance of doubt, if GIC has not exercised the GIC Warrant upon the expiration of the Exercise Period, the Deemed Exercise shall elapse.

“Auditor” means the Person for the time being performing the duties of auditors of the Company.

“Axiom” means A5J Ltd.

“Budget” means any budget and business plan for the next fiscal quarter to be submitted to the Board for approval, prepared on a monthly basis including, revenues, expenses, cash position, balance sheets and sources and applications of funds statements (including any anticipated or planned capital expenditure or borrowings) for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

“Board” means the board of directors of the Company.

“Call Notice” has the meaning specified in Article 7(A)(1).

“Captive Structure” has the meaning ascribed to it in the Series C+ Purchase Agreement.

“Change of Control Event” means (a) any merger, amalgamation, consolidation, acquisition, tender offer, reorganization or scheme thereof or other transactions or a series of related transactions as a result of which Founder directly or indirectly hold in aggregation less than 35% of the voting power of the Company or the surviving or acquiring person following such transaction, or otherwise lose control over the Group Companies and board of each of the Group Companies; or (b) a transfer, directly or indirectly, of all or substantially all of the Group Companies’ assets (including the sale, exclusive licensing or similar arrangement of the material intellectual properties of the Company).

“CMBI” means Evergreen and CMBI Private Equity Series SPC on behalf of and for the account of Biotechnology Fund IV SP.

Eighth Amended and Restated Articles of Association

“Company” means Burning Rock Biotech Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“Control” means, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any Person (a) when such Person holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) when such party has the power to control the composition of a majority of the board of directors of such third party, (c) when such party otherwise has the power and authority to direct the business, management and policies of such third party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (d) over other members of such party’s Immediate Family Members.

“Conversion Price” has the meaning specified in Section 4 of Schedule A.

“Conversion Share” has the meaning specified in Section 4(c) of Schedule A.

“Cooperation Documents” has the meaning ascribed to such term in the Series C+ Purchase Agreement.

“CTD” means Crest Top Developments Limited and/or its affiliated entities.

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event” has the meaning specified in Section 2(b) of Schedule A.

“Dilutive Issue Price” has the meaning specified in Section 4(d)(v)(A) of Schedule A.

“Director” means a member of the Board.

“Equity Securities” means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any contract of any kind for the purchase or acquisition from such person of any of the foregoing, either directly or indirectly.

Eighth Amended and Restated Articles of Association

“Evergreen” means EverGreen SeriesC Limited Partnership and/or its affiliated entities.

“Exercise Period” has the meaning ascribed to it in the GIC Warrant.

“Financial Controller” has the meaning ascribed to it in the Restated Shareholders’ Agreement.

“Founder” means HAN Yusheng (汉雨生).

“Group Companies” has the meaning ascribed to it in the Series C+ Purchase Agreement.

“GIC” means Owap Investment Pte Ltd, together with its successors, transferees and permitted assigns.

“Immediate Family Member” means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“Investors” has the meaning ascribed to it in the Restated Shareholders’ Agreement.

“Investors’ Directors” has the meaning ascribed to it in Section 7(b)(ii) of Schedule A.

“IPO” means the Company’s first underwritten public offering of its Ordinary Shares and listing on an internationally-recognized securities exchange.

“Key Investors’ Directors” means any Director appointed by an Investor holding no less than five percent (5%) of the total issued and outstanding Shares on an as-if-converted and as-exercised basis.

“LAV” means LAV Biosciences Fund V, L.P., together with its successors, transferees and permitted assignees.

“Law” or “Laws” has the meaning ascribed to it in the Series C+ Purchase Agreement.

“Loss of Control” shall mean any termination of, unapproved amendment to or material breach of any contracts (including but not limited to the Cooperation Documents) among the Group Companies designed to provide the Company with control over, and the ability to consolidate the financial statements of, direct or indirect subsidiaries and/or controlled entities.

Eighth Amended and Restated Articles of Association

“LYFE” means LYFE Capital Stone (Hong Kong) Limited.

“LYFE II” means LYFE Mount Whitney Limited.

“Majority Preferred Shares Holders” means the holders of at least fifty percent (50%) of the then issued and outstanding Preferred Shares, voting together as a single class on an as-if-converted and as-exercised basis.

“Majority Series A Preferred Shares Holders” means the holders of at least fifty percent (50%) of the then issued and outstanding Series A Preferred Shares, voting together as a single class on an as converted basis.

“Majority Series A+ Preferred Shares Holders” means the holders of at least fifty percent (50%) of the then issued and outstanding Series A+ Preferred Shares, voting together as a single class on an as converted basis.

“Majority Series B Preferred Shares Holders” means the holders of at least sixty-two percent (62%) of the then issued and outstanding Series B Preferred Shares, voting together as a single class on an as converted basis.

“Majority Series C Preferred Shares Holders” means the holders of at least fifty-five percent (55%) of the then issued and outstanding Series C Preferred Shares and Series C+ Preferred Shares, voting together as a single class on an as converted and as-exercised basis.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group Companies taken as a whole, (ii) material impairment of the ability of any Party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of the Transaction Documents against any party thereto (other than the Investors).

“Member” has the meaning ascribed to it in the Statute.

“Memorandum” means the eighth amended and restated memorandum of association of the Company to be adopted by a unanimous written resolution in writing of all Members of the Company.

Eighth Amended and Restated Articles of Association

“Month” means calendar month.

“NLVC” means Northern Light Venture Capital III, Ltd. and/or its affiliated entities.

“Observer” has the meaning specified in Section 7(f) of Schedule A.

“Ordinary Directors” has the meaning specified in Section 7(b)(i) of Schedule A.

“Ordinary Shares” has the meaning specified in Article 6A.

“Ordinary Share Equivalents” means any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“Original Issue Date” means the Original Series A Issue Date with respect to holders of Series A Preferred Shares, the Original Series A+ Issue Date with respect to holders of Series A+ Preferred Shares, the Original Series B Issue Date with respect to holders of Series B Preferred Shares, the Original Series C Issue Date with respect to holders of Series C Preferred Shares, the Original Series C+ Issue Date with respect to holders of Series C+ Preferred Shares.

“Original Series A Issue Date” means the date of June 20, 2014.

“Original Series A+ Issue Date” means the date of August 27, 2015.

“Original Series B Issue Date” means (i) with respect to the 5,962,969 Series B Preferred Shares issued to Evergreen pursuant to the Series B Purchase Agreement, the payment date of the subscription price of such Series B Preferred Shares as contemplated under the Series B Purchase Agreement; (ii) with respect to the 3,028,931 Series B Preferred Shares issued to Evergreen, the payment date of the subscription price of such Series B Preferred Shares as contemplated under the Second Series B Purchase Agreement.

“Original Series C Issue Date” means the date of the first sale and issuance of the Series C Preferred Shares, which shall be January 31, 2019.

“Original Series C+ Issue Date” means the date of the first sale and issuance of the Series C+ Preferred Shares, which shall be January 10, 2020.

Eighth Amended and Restated Articles of Association

“Original Preferred Issue Price” means US$0.120163935 per Series A Preferred Share (“Series A Preferred Issue Price”), US$0.63 per Series A+ Preferred Share (“Series A+ Preferred Issue Price”), US$1.981 per Series B Preferred Share (“Series B Preferred Issue Price”) , US$4.695056 per Series C Preferred Share (“Series C Preferred Issue Price”), as adjusted (for the avoidance of doubt, for the Series C Preferred Shares held by EverGreen SeriesC Limited Partnership, the Series C Preferred Issue Price shall be US$4.4603, as adjusted) and US$6.809203265 per Series C+ Preferred Share (“Series C+ Preferred Issue Price”).

“paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“Preferred Shares” has the meaning specified in Article 6A.

“Preferred Shares Liquidation Amount” has the meaning specified in Section 2(a)(iv) of Schedule A.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Purchase Agreements” means the Series A Preferred Share Purchase Agreement entered into by and among the Group Companies, NLVC, CTD and certain other parties thereto dated June 20th, 2014 regarding the issuance of Series A Preferred Shares (the “Series A Purchase Agreement”), the Series A+ Preferred Share Purchase Agreement entered into by and among the Group Companies, CTD, LYFE, Sequoia and certain other parties thereto dated August 14th, 2015 regarding the issuance of Series A+ Preferred Shares (the “Series A+ Purchase Agreement”), the Series B Preferred Share Purchase Agreement entered into by and among the Group Companies, Sequoia and certain other parties thereto dated January 10th, 2017 regarding the issuance of Series B Preferred Shares (the “Series B Purchase Agreement”), the Second Series B Preferred Share Purchase Agreement entered into by and among the Group Companies, Evergreen and certain other parties thereto dated May 2nd, 2017 regarding the issuance of Series B Preferred Shares (the “Second Series B Purchase Agreement”), the Series C Preferred Share Purchase Agreement entered into by and among the Group Companies, GIC, Evergreen, CMBI, LAV, SCC Venture VI Holdco, Ltd., LYFE, LYFE II, Axiom, Unique and certain other parties thereto dated January 31, 2019 regarding the issuance of Series C Preferred Shares (the “Series C Purchase Agreement”) and the Series C+ Preferred Share Purchase Agreement entered into by and among the Group Companies, OrbiMed and certain other parties thereto dated December 30, 2019 regarding the issuance of Series C+ Preferred Shares (the “Series C+ Purchase Agreement”).

Eighth Amended and Restated Articles of Association

“Qualified IPO” means the closing of a firm commitment underwritten initial public offering of the Ordinary Shares (or securities representing Ordinary Shares) on a Recognized Exchange which meets the following requirements (or otherwise waived by the Majority Series C Preferred Shares Holders): (i) such closing shall take place on or prior to the third (3rd) anniversary of the Original Series C Issue Date, (ii) the pre-offering valuation of the Company shall be at least US$1,442,496,338; and (iii) the post-offering public float shall not be less than 10% of the total issued capital of the Company.

“Recognized Exchange” means the main board of the Stock Exchange of Hong Kong Limited, NASDAQ, New York Stock Exchange or another internationally recognized securities exchange agreed by the Company and the Majority Preferred Shares Holders.

“Redemption Amount” has the meaning specified in Section 4(c)(i) of Schedule A.

“Redemption Closing” has the meaning specified in Section 5(a)(iii)(4) of Schedule A.

“Redemption Notice” has the meaning specified in Section 5(a)(iii)(1) of Schedule A.

“Redemption Price” has the meaning specified in Section 5(a)(iii)(3) of Schedule A.

“Related Party” has the meaning ascribed to it in the Series C+ Purchase Agreement.

“Registered Office” means the registered office for the time being of the Company.

“Required Consenters” has the meaning specified in Article 26.

“Restated Shareholders’ Agreement” means Fifth Amended and Restated Shareholders’ Agreement, dated as of January 10, 2020 by and among the Group Companies, the holders of Ordinary Shares, the Investors and any other parties thereof as may be amended from time to time, in each case to the extent still in force.

“Schedule A” means Schedule A to these Articles, as amended from time to time.

Eighth Amended and Restated Articles of Association

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (or comparable law in a jurisdiction other than the United States).

“Sequoia” shall mean SCC Venture V Holdco I, Ltd., SCC Venture VI Holdco, Ltd. and/or its affiliated entities.

“Series A Preferred Shares” has the meaning specified in Article 6A.

“Series A Preferred Shares Liquidation Amount” has the meaning specified in Section 2(a)(iv) of Schedule A.

“Series A Redemption Price” has the meaning specified in Section 5(a)(iii)(3) of Schedule A.

“Series A+ Preferred Shares” has the meaning specified in Article 6A.

“Series A+ Preferred Shares Liquidation Amount” has the meaning specified in Section 2(a)(iv) of Schedule A.

“Series A+ Redemption Price” has the meaning specified in Section 5(a)(iii)(3) of Schedule A.

“Series B Preferred Shares” has the meaning specified in Article 6A.

“Series B Preferred Shares Liquidation Amount” has the meaning specified in Section 2(a)(iii) of Schedule A.

“Series B Redemption Price” has the meaning specified in Section 5(a)(iii)(3) of Schedule A.

“Series C Preferred Shares” has the meaning specified in Article 6A.

“Series C Preferred Shares Liquidation Amount” has the meaning specified in Section 2(a)(ii) of Schedule A.

Eighth Amended and Restated Articles of Association

“Series C Redemption Price” has the meaning specified in Section 5(a)(iii)(3) of Schedule A.

“Series C+ Preferred Shares” has the meaning specified in Article 6A.

“Series C+ Preferred Shares Liquidation Amount” has the meaning specified in Section 2(a)(i) of Schedule A.

“Series C+ Redemption Price” has the meaning specified in Section 5(a)(iii)(3) of Schedule A.

“Share” has the meaning specified in Article 6A and may also be referenced as “share” and includes any fraction of a share.

“Special Resolution” except as otherwise provided by these Articles, and subject to Section 6 of the Schedule A, has the same meaning as in the Statute and includes a unanimous written resolution as described therein.

“Statute” means the Companies Law of the Cayman Islands, and every statutory modification or re-enactment thereof for the time being in force.

“Stock Option Shares” means up to 10,580,468 Ordinary Shares issued or issuable to employees, consultants or directors, other than the Founder, of the Company, either in connection with the provision of services to the Company or on exercise of any options to purchase Stock Option Shares granted under the option plan or other arrangement approved by the Company’s Board (including at least one-half (1/2) of the Key Investors’ Director), including without limitation in connection with a restricted stock or other equity compensation plan or arrangement approved by the Company’s Board.

“Trade Sale” means

(1) (A) any consolidation, amalgamation, scheme of arrangement or merger of a Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than a majority of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or (B) any transaction or series of related transactions to which a Group Company is a party in which fifty percent (50%) or more of such Group Company’s voting power or equity interest is transferred; or (2) a sale, transfer, lease or other disposition of all or substantially all of the assets or business of the Group Companies taken as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies taken as a whole), including the exclusive licensing of all or substantially all of the Group Companies’ intellectual property to a third party.

Eighth Amended and Restated Articles of Association

“Transaction Documents” has the meaning ascribed to it in the Series C+ Purchase Agreement.

“Unique” means Unique Invest Co., Ltd.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number also include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender and vice-versa.

The term “day” means “calendar day”.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.

The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by mechanical process. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.

Eighth Amended and Restated Articles of Association

5.

Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen, or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as the Directors may reasonably prescribe to indemnify the Company from any loss incurred by it in connection with such certificate, including the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum and in these Articles (including but not limited to Schedule A), to any direction that may be given by the Company in a general meeting, the right of first offer under the Restated Shareholders’ Agreement, and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

CLASSES, NUMBER AND PAR VALUE OF THE SHARES

6A.

At the date of the adoption of these Articles, the authorized share capital of the Company is US$50,000.00, divided into 500,000,000 Shares, including 376,415,039 Ordinary Shares, par value US$0.0001 per share (the “Ordinary Shares”), 45,429,741 convertible redeemable Series A Preferred Shares, par value US$0.0001 per share (the “Series A Preferred Shares”), 21,179,336 convertible redeemable Series A+ Preferred Shares par value US$0.0001 per share (the “Series A+ Preferred Shares”), 25,537,431 convertible redeemable Series B Preferred Shares par value US$0.0001 per share (the “Series B Preferred Shares”), 27,179,512 convertible redeemable Series C Preferred Shares par value US$0.0001 per share (the “Series C Preferred Shares”) and 4,258,941 convertible redeemable Series C+ Preferred Shares par value US$0.0001 per share (the “Series C+ Preferred Shares”). The Series A Preferred Shares, Series A+ Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series C+ Preferred Shares are collectively referred to herein as the “Preferred Shares”. The Ordinary Shares and the Preferred Shares are collectively referred to herein as the “Shares”. The rights, preferences and restrictions of the Preferred Shares are set forth in Schedule A to these Articles of Association.

Eighth Amended and Restated Articles of Association

TRANSFER OF SHARES

7.

Subject to any agreements binding on the Company, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

CALL ON SHARES

7A(1).

Subject to the terms of the allotment the Director(s) may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether in respect of par value or premium or otherwise) through delivering a notice (the “Call Notice”) to such Members specifying the time or times of payment, and each Member shall pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Director(s) may determine. A call may be made payable by installments as the Director(s) may determine. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7A(2).

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate, not exceeding six percent (6%) per annum, as the Director(s) may determine, but the Director(s) may waive payment of the interest either wholly or in part.

7A(3).

An amount payable in respect of a share on allotment or at any fixed date, whether on account of the par value or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if such amount had become payable by virtue of a call duly made and notified.

Eighth Amended and Restated Articles of Association

7A(4).	The Directors may issue shares with different terms as to the amount and times of payment of calls or interest to be paid.

FORFEITURE OF SHARES

7B(1).

If a call remains unpaid after it has become due and payable the Director(s) may give to the person from whom it is due not less than ten (10) days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited share and not paid before the forfeiture.

7B(2).

A forfeited share may be resold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

7B(3).

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but this liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

7B(4).

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The certificate shall (subject to the execution of an instrument of transfer) constitute good title to the share and the person to whom the share is resold or disposed of shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

7B(5).

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

Eighth Amended and Restated Articles of Association

REDEMPTION AND PURCHASE OF SHARES

8.	(i)	Subject to the provisions of the Statute, the Memorandum and these Articles (including without limitation Schedule A), shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

	(ii)	Subject to the provisions of the Statute, the Memorandum and these Articles (including without limitation Schedule A), the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute (unless the redemption is in respect of the Preferred Shares in accordance with Schedule A to these Articles), including out of capital.

VARIATION OF RIGHTS OF SHARES

9.

Subject to Schedule A, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of at least a majority of the issued shares of that class or series (voting on an as-if-converted and as-exercised basis), or without the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series (voting on an as-if-converted and as-exercised basis).

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding, or representing by proxy, at least a majority of the issued shares of the class (voting on an as-if-converted and as-exercised basis) and that any holder of shares of the class present in person or by proxy may demand a poll.

10.

Subject to Schedule A, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Eighth Amended and Restated Articles of Association

COMMISSION ON SALE OF SHARES

11.

Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful and commercially reasonable.

NON-RECOGNITION OF TRUSTS

12.

No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

13.

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

14.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

15.

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

Eighth Amended and Restated Articles of Association

16.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF

CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

17.	(a)

Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(i)

by Special Resolution increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	by Special Resolution consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by Special Resolution divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

Eighth Amended and Restated Articles of Association

(iv)

by Special Resolution cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

(c)

Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may by resolution of the Directors change the location of its registered office.

FIXING RECORD DATE

18.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to attend or vote at a meeting of the Members. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

19.

If no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to attend or receive notice of, attend or vote at any meeting of Members has been made as provided in this Article 19, such determination shall apply to any adjournment thereof.

GENERAL MEETING

20.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

Eighth Amended and Restated Articles of Association

21.

The Company may hold a general meeting as its annual general meeting but shall not (unless required by Statute) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint with notices properly given pursuant to Article 26. At these meetings the report of the Directors (if any) shall be presented.

22.

The Directors may call general meetings, and they shall, on the requisition of Members of the Company holding at the date of deposit of the requisition not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company.

23.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

24.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them (on an as-if-converted and as-exercised basis), may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

25.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

26.

At least ten (10) days’ notice shall be given of an annual general meeting and at least seven (7) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of Shares required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided that any general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles 21-25 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

Eighth Amended and Restated Articles of Association

PROCEEDINGS AT GENERAL MEETINGS

27.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The holders of (i) greater than fifty percent (50%) of the aggregate voting power of all of the shares (on an as-converted and as-exercised basis) entitled to notice of and to attend and vote at such general meeting and (ii) to the extent the holders of Preferred Shares are entitled to notice of and to attend and vote at such general meeting, greater than fifty percent (50%) of the Preferred Shares (on an as converted and as-exercised basis), present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum.

28.

A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other or if such person is represented by proxy in accordance with Articles 40-43.

28.	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

29.

An action that may be taken by the members at a meeting may also be taken by a unanimous resolution of all members entitled to vote consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

30.

If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next seven (7) business days at the same time and place or to such other time and place as the directors may determine, and if within one hour after the adjourned meeting begins, a quorum is not present, then the holders of a majority of the aggregate voting power of all the Shares entitled to notice of and vote at a general meeting (calculated on an as-converted basis) shall be a quorum for such adjourned meeting. At such adjourned meeting, any business that might have been transacted at the meeting as originally notified may be transacted.

Eighth Amended and Restated Articles of Association

31.

The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Members present shall elect one (1) of their number to be chairman of the meeting.

32.

The chairman may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

33.

At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by Statute or these Articles, such requisite majority shall be a simple majority of votes cast, on a fully diluted and as converted basis.

VOTES OF MEMBERS

34.

Subject to these Articles (including but not limited to Schedule A), the holder of each Ordinary Share issued and outstanding present shall have one (1) vote for each Ordinary Share held by such holder, and the holder of each Preferred Share present shall be entitled to the number of votes equal to the whole number of Ordinary Shares on an converted and as-exercised basis.

35.

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

36.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

37.

No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

Eighth Amended and Restated Articles of Association

38.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

39.	Votes may be given either personally or by proxy.

PROXIES

40.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

41.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

42.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

43.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

44.

Any corporation which is a Member of record of the Company may in accordance with its articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

Eighth Amended and Restated Articles of Association

SHARES THAT MAY NOT BE VOTED

45.

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of issued and outstanding shares at any given time.

DIRECTORS

46.	There shall be a Board consisting of up to eight (8) persons, unless increased by a resolution adopted by Special Resolution and with the consent required pursuant to Schedule A.

47.

Directors shall be entitled to be reimbursed for traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. Subject to the Statute and these Articles (including but not limited to Schedule A), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.

48.

Subject to the Statute and these Articles (including but not limited to Schedule A), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

49.

Subject to the Statute and these Articles (including but not limited to Schedule A), a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

50.	A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

51.

Subject to these Articles (including but not limited to Schedule A), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

Eighth Amended and Restated Articles of Association

52.

In addition to any further restrictions set forth in these Articles (including but not limited to Schedule A), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

53.

A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 52 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

POWERS AND DUTIES OF DIRECTORS

54.

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Statute, or by these Articles, or as may be prescribed by the Company in general meeting provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Section 6 of Schedule A or in Article 9 without the prior approval therein required.

Eighth Amended and Restated Articles of Association

55.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

56.

All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

57.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

58.

Subject to these Articles (including but not limited to Schedule A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

59.

Subject to these Articles (including but not limited to Schedule A), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Eighth Amended and Restated Articles of Association

MANAGEMENT

60.	Subject to these Articles (including but not limited to Schedule A):

(a)

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

The Directors from time to time and at any time may establish any committees (including a compensation committee), local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)

The Directors from time to time and at any time may delegate to any such committee (including a compensation committee), local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

61.

Subject to these Articles (including but not limited to Schedule A) and the Statute, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Statute or these Articles, including but not limited to Schedule A) of the Directors present at a meeting at which there is a quorum, with each having one (1) vote, except HAN Yusheng shall have six (6) votes for each of the matters submitted to the Board.

Eighth Amended and Restated Articles of Association

62.

A Director may, and the secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided that notice is given pursuant to Articles 91 – 95; provided further that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors.

63.

The quorum necessary for the transaction of the business of the Directors is the Directors holding seven (7) votes of the Board, including 1/2 of the Key Investors’ Directors; For the purposes of this Article 63 a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present; provided always that if there shall at any time be only a sole Director the quorum shall be one (1). For the purposes of this Article 63 a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. If within one hour from the time appointed for the meeting a quorum is not present, the meeting, it shall stand adjourned to the next seven (7) business days at the same time and place or to such other time and place as the directors may determine, and if within one hour after the adjourned meeting begins, a quorum is not present, the Directors consisting of a majority of the votes of all Directors that are entitled to the notice of and vote at the meeting shall be a quorum for such adjourned meeting. At such adjourned meeting, any business that might have been transacted at the meeting as originally notified may be transacted.

64.

Subject to Article 63, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

65.

The Directors may elect a chairman of their board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

66.

Subject to these Articles (including but not limited to Schedule A), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Schedule A). A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present.

Eighth Amended and Restated Articles of Association

67.

The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided that a meeting of a Board or committee shall not be valid if the Company does not make such means of participation reasonably available to the members thereof.

68.

A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

69.

A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 40 – 43 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

70.

The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 71, 72 or 73, as applicable.

APPOINTMENT AND REMOVAL OF DIRECTORS

71.	Subject to Section 6 of Schedule A, all Directors shall be elected by a majority vote of issued and outstanding Ordinary Shares and Preferred Shares (voting together and not as separate classes).

72.

Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares (on an as converted and as-exercised basis); provided, that the Directors shall have the power at any time and from time to time to appoint any person to be a Director in order to fill a casual vacancy on the Board.

Eighth Amended and Restated Articles of Association

PRESUMPTION OF ASSENT

73.

A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

74.

The Company may, if the Directors so determine, have a Seal which shall, subject to this Article 74, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

75.

The Company may have a president, a secretary or secretary-treasurer appointed by the directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

Eighth Amended and Restated Articles of Association

DIVIDENDS, DISTRIBUTIONS AND RESERVE

76.

Subject to the Statute and the provisions of these Articles (including but not limited to Schedule A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

77.

Subject to the Statute and the provisions of these Articles (including but not limited to Schedule A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

78.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

79.

Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article 79 as paid on the share.

80.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

81.

Subject to these Articles (including but not limited to Schedule A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or Debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

Eighth Amended and Restated Articles of Association

82.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

83.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

84.

Subject to these Articles (including but not limited to Schedule A), upon the recommendation of the Board, the Members may by Special resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Schedule A), the Directors may authorize any person to enter into, on behalf of all of the Members interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

BOOKS OF ACCOUNT

85.	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Eighth Amended and Restated Articles of Association

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

86.

Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Company.

87.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

88.

Subject to these Articles (including but not limited to Schedule A), the majority of the Board (including at least one-half (1/2) of the Key Investors’ Directors) may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board.

89.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

90.

Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

NOTICES

91.

Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address is outside the Cayman Islands.

Eighth Amended and Restated Articles of Association

92. (a)

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid.

(b)

Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day that it has been properly addressed and sent through a transmitting organization, with a reasonable confirmation of delivery.

93.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

94.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it, subject to Articles 92 and 93, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

95.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

Eighth Amended and Restated Articles of Association

WINDING UP

96.	If the Company shall be wound up, any liquidator must be approved a Special Resolution (subject to the provisions of Schedule A).

97.

If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Section 2 of Schedule A; provided that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

98. (a)

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

(b)

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

Eighth Amended and Restated Articles of Association

FINANCIAL YEAR

99.

Unless a majority of the Board agrees otherwise (including at least one-half (1/2) of the Key Investors’ Directors) the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

TRANSFER BY WAY OF CONTINUATION

100.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of (i) a Special Resolution and (ii) the holders of a majority of the then issued and outstanding Preferred Shares (voting together as a separate class on an as-converted basis and as-exercised basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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Eighth Amended and Restated Articles of Association

SCHEDULE A

The holders of Preferred Shares and Ordinary Shares shall, in addition to any other rights conferred on them under the Memorandum and these Articles, have the rights set out in this Schedule A, which forms part of these Articles. In the event of any inconsistency between the provisions set out herein and other provisions of the Memorandum and these Articles, the provisions set out herein shall prevail to the extent permitted by applicable laws.

1.	Dividends

(a)

Subject to the provisions of the Statute and these Articles (including but not limited to the other requirements of this Schedule A), no dividends or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares or any other class of shares of the Company at any time unless and until (i) all declared but unpaid dividends on the Preferred Shares set forth in Section (1)(b) of Schedule A have been paid in full, and (ii) a dividend or distribution in like amount is declared, paid, set aside or made on each issued and outstanding Preferred Share (on an as-if-converted basis), such that the dividend or distribution declared, paid, set aside or made to the holders of Preferred Shares thereof shall be equal to the dividend or distribution that such holders of Preferred Shares would have received pursuant to this Section 1 of Schedule A if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution.

(b)

Each holder of a Preferred Share shall be entitled to receive, on an annual basis, preferential, non-cumulative dividends for each Preferred Share (on an as-if-converted basis) held by such holder, payable in cash or assets when and as such cash or assets become legally available therefor on parity with each other, prior and in preference to, and satisfied before, any dividend on any other Shares; provided that such dividends shall be payable only when, as, and if declared by the Board. All accrued but unpaid dividends shall be paid when and as such cash or assets become legally available to the holders of Preferred Shares (on an as-if-converted basis) immediately prior to the closing of a Qualified IPO or a Deemed Liquidation Event.

Eighth Amended and Restated Articles of Association

SCHEDULE A-1

2.	Liquidation Preference

(a)

Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all assets and funds legally available for distributions to the Members of the Company shall be made in the following manner:

(i)

Before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of any Series A+ Preferred Shares, the holders of any Series A Preferred Shares, the holders of any Series B Preferred Shares and the holders of any Series C Preferred Shares, each holder of Series C+ Preferred Shares then issued and outstanding shall be entitled to receive, on a pari-passu basis, an amount equal to the sum of one hundred and twenty percent (120%) of the applicable Series C+ Preferred Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series C+ Preferred Share then held by such holder (hereinafter “Series C+ Preferred Shares Liquidation Amount”). If, upon any such liquidation, dissolution, winding up or a Deemed Liquidation Event of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series C+ Preferred Shares the full amount to which they shall be entitled under this Section 2(a)(i), the assets legally available for distribution shall be distributed among the holders of Series C+ Preferred Shares on a pro rata basis in proportion to the respective Series C+ Preferred Shares Liquidation Amount that each holder of Series C+ Preferred Shares is entitled hereunder.

Eighth Amended and Restated Articles of Association

SCHEDULE A-2

(ii)

After the holders of the Series C+ Preferred Shares receive in full the Series C+ Preferred Shares Liquidation Amount, and before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of any Series A+ Preferred Shares, the holders of any Series A Preferred Shares, and the holders of any Series B Preferred Shares, each holder of Series C Preferred Shares then issued and outstanding shall be entitled to receive, on a pari-passu basis, an amount equal to the sum of one hundred and twenty percent (120%) of the applicable Series C Preferred Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series C Preferred Share then held by such holder (hereinafter “Series C Preferred Shares Liquidation Amount”). If, upon any such liquidation, dissolution, winding up or a Deemed Liquidation Event of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series C Preferred Shares the full amount to which they shall be entitled under this Section 2(a)(ii), the assets legally available for distribution shall be distributed among the holders of Series C Preferred Shares on a pro rata basis in proportion to the respective Series C Preferred Shares Liquidation Amount that each holder of Series C Preferred Shares is entitled hereunder.

(iii)

After the holders of the Series C+ Preferred Shares and Series C Preferred Shares receive in full the Series C+ Preferred Shares Liquidation Amount and Series C Preferred Shares Liquidation Amount, respectively, and before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of any Series A+ Preferred Shares, the holders of any Series A Preferred Shares, each holder of Series B Preferred Shares then issued and outstanding shall be entitled to receive, on a pari-passu basis, an amount equal to the sum of one hundred and fifty percent (150%) of the applicable Series B Preferred Issue Price (as adjusted) plus all dividends accrued and unpaid with respect thereto (as adjusted) per Series B Preferred Share then held by such holder (hereinafter “Series B Preferred Shares Liquidation Amount”). If, upon any such liquidation, dissolution, winding up or a Deemed Liquidation Event of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series B Preferred Shares the full amount to which they shall be entitled under this Section 2(a)(iii), the assets legally available for distribution shall be distributed among the holders of Series B Preferred Shares on a pro rata basis in proportion to the respective Series B Preferred Shares Liquidation Amount that each holder of Series B Preferred Shares is entitled hereunder.

Eighth Amended and Restated Articles of Association

SCHEDULE A-3

(iv)

After the holders of the Series C+ Preferred Shares, the Series C Preferred Shares and Series B Preferred Shares receive in full the Series C+ Preferred Shares Liquidation Amount, the Series C Preferred Shares Liquidation Amount and the Series B Preferred Shares Liquidation Amount, respectively, and before any distribution or payment shall be made to the holders of any Ordinary Shares, (x) each holder of the Series A Preferred Shares then issued and outstanding shall be entitled to receive, on a pari-passu basis, an amount equal to the sum of one hundred and fifty percent (150%) of the applicable Series A Preferred Issue Price (as adjusted) plus all dividends accrued and unpaid with respect thereto (as adjusted) per Series A Preferred Share then held by such holder (hereinafter “Series A Preferred Shares Liquidation Amount”), and (y) each holder of the Series A+ Preferred Shares then issued and outstanding shall be entitled to receive, on a pari-passu basis, an amount equal to the sum of one hundred and fifty percent (150%) of the applicable Series A+ Preferred Issue Price (as adjusted) plus all dividends accrued and unpaid with respect thereto (as adjusted) per Series A+ Preferred Share then held by such holder (hereinafter “Series A+ Preferred Shares Liquidation Amount”, together with Series A Preferred Shares Liquidation Amount, Series B Preferred Shares Liquidation Amount, Series C Preferred Shares Liquidation Amount and Series C+ Preferred Shares Liquidation Amount, the “Preferred Shares Liquidation Amount”). If, upon any such liquidation, dissolution, winding up or a Deemed Liquidation Event of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series A Preferred Shares and the holders of Series A+ Preferred Shares the full amount to which they shall be entitled under this Section 2(a)(iii), the assets legally available for distribution shall be distributed among the holders of Series A Preferred Shares and the holders of Series A+ Preferred Shares on a pro rata basis in proportion to the respective Preferred Shares Liquidation Amount that each holder of Series A Preferred Shares and each holder of Series A+ Preferred Shares is entitled hereunder.

(v)

After distribution or payment in full of Preferred Shares Liquidation Amount pursuant to Section 2(a)(i), Section 2(a)(ii), Section 2(a)(iii) and Section 2(a)(iv) of Schedule A, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of issued and outstanding Ordinary Shares and holders of Preferred Shares on an as-converted basis.

Eighth Amended and Restated Articles of Association

SCHEDULE A-4

(b)

Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Deemed Liquidation Event”) under this Section 2(b) of Schedule A unless waived by the (i) the Majority Preferred Shares Holders and (ii) the Majority Series C Preferred Share Holders:

(i)	Trade Sale; or

(ii)	Loss of Control.

and upon any such event, any proceeds arising from the Deemed Liquidation Event shall be distributed in accordance with the terms of paragraph (a) of this Section 2 of Schedule A.

(c)

Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the shareholders of the Company upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person. If the amount deemed paid or distributed under this Section 2(c) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined in good faith by the Board (including the affirmative vote on one-half (1/2) of the Key Investors’ Directors). Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)

If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the affirmative vote on one-half (1/2) of the Key Investors’ Directors).

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board (including the affirmative vote on one-half (1/2) of the Key Investors’ Directors), or by a liquidator if one is appointed.

Eighth Amended and Restated Articles of Association

SCHEDULE A-5

The Majority Preferred Shares Holders shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2(c) of Schedule A, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(d)

Allocation of Escrow or Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2(b), if any portion of the consideration payable to the shareholders of the Company is placed into escrow, the relevant acquisition agreement shall provide that (i) the portion of such consideration that is placed in escrow shall be allocated among the holders of shares of the Company pro rata based on the amount of such consideration payable to each shareholder (such that each shareholder has the same percentage of the total consideration payable to it placed into escrow), and (ii) the portion of such consideration that is not placed in escrow shall be allocated among the holders of shares of the Company in accordance with Section 2(a) as if the total consideration payable to the shareholders of the Company, without deduction for the escrowed amount, were being paid to the shareholders of the Company.

(e)

Waiver of Liquidation Preference Rights. Notwithstanding the foregoing, in the event that the valuation of the Company at liquidation is higher than US$1,442,496,338, the holders of Preferred Shares shall have agreed to waive the liquidation preference rights provided in this Section 2, in which case, then all proceeds legally available for distribution to members of the Company under circumstances provided in this Section 2 shall be distributed ratably among the holders of Ordinary Shares and holders of the Preferred Shares on an as-converted basis.

Eighth Amended and Restated Articles of Association

SCHEDULE A-6

3.	Voting Rights

Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares (including such Preferred Shares assuming the full exercise of the purchase right pursuant to the GIC Warrant) are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Statute, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series (on an as converted and as-exercised basis), on all matters put before the shareholders.

4.	Conversion Rights

The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. Subject to the provisions of Section 4(b) of Schedule A, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the applicable Original Preferred Issue Price divided by the then-effective applicable Conversion Price. The “Conversion Price” shall initially equal the Original Preferred Issue Price, and shall be adjusted from time to time as provided below, being no less than par value. For the avoidance of doubt, the initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1.

(a)	Optional Conversion.

(i)

Subject to and in compliance with the provisions of this Section 4(a) of Schedule A, and subject to compliance with the requirements of the Statute, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and nonassessable Ordinary Shares based on the then-effective applicable Conversion Price.

Eighth Amended and Restated Articles of Association

SCHEDULE A-7

(ii)

The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled and update its register of members accordingly. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the register of members being updated and surrender of the certificates representing the Preferred Shares to be converted, the register of members of the Company shall be updated accordingly to reflect the same, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)	Automatic Conversion.

(i)

Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent and without the payment of any additional consideration, the Preferred Shares shall automatically be converted into fully-paid and non assessable Ordinary Shares upon the closing of a Qualified IPO.

(ii)

The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled and update its register of members accordingly. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion or pursuant to the register of members of the Company being updated.

Eighth Amended and Restated Articles of Association

SCHEDULE A-8

(c)	Mechanics of Conversion. The conversion hereunder of any Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(i)

The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(ii)

Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion and update its register of members accordingly.

(iii)

Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Adjustments to Conversion Price.

(i)

Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the issued and outstanding Ordinary Shares, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the issued and outstanding Ordinary Shares into a smaller number of shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Eighth Amended and Restated Articles of Association

SCHEDULE A-9

(ii)

Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)

Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)

Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Deemed Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

Eighth Amended and Restated Articles of Association

SCHEDULE A-10

(v)	Sale of Shares below the Conversion Price.

(A)	Special Definition. For purpose of this Section 4 of Schedule A, the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(b) Waiver of Adjustment. No adjustment in the applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Equity Securities if the Company receives written notice from the holders of the Majority Series A Preferred Shares Holders, the Majority Series A+ Preferred Shares Holders, the Majority Series B Preferred Shares Holders or the Majority Series C Preferred Shares Holders agreeing that no such adjustment shall be made with respect to such series or class of Preferred Shares as the result of the issuance or deemed issuance of such Additional Equity Securities.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Original Series C+ Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be Additional Equity Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Equity Securities are deemed to be issued:

Eighth Amended and Restated Articles of Association

SCHEDULE A-11

(i) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to the above clause (ii) shall have the effect of increasing the then effective applicable Conversion Price to an amount which exceeds the Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in the above clause (ii) been made;

Eighth Amended and Restated Articles of Association

SCHEDULE A-12

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x) in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Equity Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Equity Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

Eighth Amended and Restated Articles of Association

SCHEDULE A-13

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 4(d)(v) of Schedule A as of the actual date of their issuance.

(A)	Adjustment of Conversion Price Upon Issuance of Additional Equity Securities.

In the event the Company shall at any time or from time to time after the Original Series C+ Issue Date issue Additional Equity Securities, for a minimum consideration allowed by applicable laws or for a consideration per share less than the applicable Conversion Price of any series of Preferred Shares then in effect immediately prior to such issue (the “Dilutive Issue Price”), then, the applicable Conversion Price of the affected series of Preferred Shares shall be reduced, concurrently with such issue to the Dilutive Issue Price (calculated to the nearest cent). Notwithstanding the foregoing, the Conversion Price of the Preferred Shares shall not be reduced at such time if the amount of such reduction would be less than US$0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal US$0.01 or more in the aggregate.

(B)

Determination of Consideration. For the purpose of making any adjustment to any applicable Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(1)

To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

Eighth Amended and Restated Articles of Association

SCHEDULE A-14

(2)

To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board (including the affirmative vote on one-half (1/2) of the Key Investors’ Directors), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)

If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board (including the affirmative vote on one-half (1/2) of the Key Investors’ Directors) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)

No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the applicable Conversion Price which would have been in effect had such adjustment not been made.

(vi)

Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 4 of Schedule A are not strictly applicable, but the failure to make any adjustment to any Conversion Price would not fairly protect the conversion rights of the applicable series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 4 of Schedule A necessary to preserve the conversion rights of such series of Preferred Shares.

Eighth Amended and Restated Articles of Association

SCHEDULE A-15

(vii)

Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Shares after such adjustment or readjustment.

(viii)

Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of such series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

Eighth Amended and Restated Articles of Association

SCHEDULE A-16

(ix)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)

Notices. Any notice required or permitted pursuant to this Section 4 of Schedule A shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xi)

Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or allotment of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and allotment of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

Eighth Amended and Restated Articles of Association

SCHEDULE A-17

(xii)

No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 of Schedule A and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

5.	Redemption

(a)	(i)	Subject to the provisions of the Statute, the Memorandum and the Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine.

	(ii)	Subject to the provisions of the Statute, the Memorandum and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner and the terms of purchase has first been authorized by the Company in general meeting (unless the redemption is in respect of the Preferred Shares in accordance with the provisions of these Articles) and may make payment therefore in any manner authorized by the Statute, including out of capital.

	(iii)	Notwithstanding any provisions to the contrary in this Schedule A, the Preferred Shares shall be redeemable, at any time and from time to time, at the option of holders of the Preferred Shares as provided herein:

Eighth Amended and Restated Articles of Association

SCHEDULE A-18

(1)

Series C and Series C+ Preferred Shares. Subject to the Statute, starting from the earlier of (i) the date of any material breach or violation of any provision, covenant or agreement of any of the Transaction Documents (including but not limited to the any material breach or violation of representations, warranties, covenants or undertakings by any Warrantor (as defined in the applicable Purchase Agreement) under the Transaction Documents), any constitutional documents of the Group Companies or other agreements with the Investors, and such breach or violation has not been cured within thirty (30) days after the occurrence of such breach; (ii) the third (3rd) anniversary of the Original Series C Issue Date (if the Company has not consummated a Qualified IPO); (iii) the occurrence of a Change of Control Event not approved by the Majority Series C Preferred Shares Holders, or in which the Majority Series C Preferred Shares Holders do not participate; (iv) the occurrence of any default or breach by any of the Group Companies in any material respect under any of its borrowing, loan, guarantee or indebtedness, which constitutes Material Adverse Effect to the Group Companies; (v) the occurrence of any substantial change in the applicable Laws that materially restrict the Company to effectively control the Group Companies through the Captive Structure where the Company fails to provide a proposal with an alternative structure to the reasonable satisfaction of the Majority Series C Preferred Shares Holders within three (3) months upon the occurrence of such change; (vi) the date on which any holder of Series B Preferred Shares, Series A+ Preferred Shares, or Series A Preferred Shares has exercised its redemption right pursuant to Section 5(a)(iii)(2) of Schedule A, at the written request to the Company made by holders of twenty-eight percent (28%) or more of the then issued and outstanding Series C Preferred Shares and Series C+ Preferred Shares, acting together as a single class on an as-converted basis, such holders may require that the Company redeem all or any part of the then issued and outstanding Series C Preferred Shares and/or Series C+ Preferred Shares held by them, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give a written notice (the “Redemption Notice”) to each holder of record of a Preferred Share and of their right to participate in such redemption, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain holders of Series C Preferred Shares and/or Series C+ Preferred Shares (as the case may be) have elected redemption of all or part of their Series C Preferred Shares and/or Series C+ Preferred Shares pursuant to the provisions of this Section 5(a)(iii)(1) of Schedule A, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date.

Eighth Amended and Restated Articles of Association

SCHEDULE A-19

(2)

Subject to the Statute, starting from the earlier of (i) the date of any material breach of representations, warranties, covenants or undertakings by any Warrantor (as defined in the applicable Purchase Agreement) under the Transaction Documents (as defined in the applicable Purchase Agreement), and any constitutional documents of the Group Companies or other agreements with the Investors, or (ii) at any time beginning on the fifth (5th) anniversary of the Original Series B Issue Date (if the Company has not consummated a Qualified IPO), at the written request to the Company made by (i) the holders of no less than fifty percent (50%) of the holders of the then issued and outstanding Series A Preferred Shares and the Series A+ Preferred Shares, acting together as a single class on an as-converted basis, or (ii) holders of at least sixty-two percent (62%) of the then issued and outstanding Series B Preferred Shares, such holders may require that the Company redeem all or any part of the then issued and outstanding Preferred Shares held by them, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days Redemption Notice to each holder of record of a Preferred Share and of their right to participate in such redemption, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain holders of Series A, Series A+ or Series B Preferred Shares have elected redemption of all or part of their Preferred Shares pursuant to the provisions of this Section 5(a)(iii)(2) of Schedule A, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date.

Eighth Amended and Restated Articles of Association

SCHEDULE A-20

(3)

Redemption Price. The redemption price for each Preferred Share redeemed pursuant to this Section 5(a)(iii)(3) of Schedule A shall be: (a) with respect to holders of Series A Preferred Shares, an amount equal to the Series A Preferred Issue Price plus twelve percentage (12%) annual single interest, and further plus all accrued but unpaid dividends from the Original Series A Issue Date (the “Series A Redemption Price”), until the date of receipt by the holder thereof of the full Series A Redemption Price, proportionally as adjusted; (b) with respect to holders of Series A+ Preferred Shares, an amount equal to the Series A+ Preferred Issue Price plus twelve percentage (12%) annual single interest, and further plus all accrued but unpaid dividends from the Original Series A+ Issue Date (the “Series A+ Redemption Price”), until the date of receipt by the holder thereof of the full Series A+ Redemption Price, proportionally as adjusted; (c) with respect to holders of Series B Preferred Shares, an amount equal to the Series B Preferred Issue Price plus twelve percentage (12%) annual single interest, and further plus all accrued but unpaid dividends from the Original Series B Issue Date (the “Series B Redemption Price”), until the date of receipt by the holder thereof of the full Series B Redemption Price, proportionally as adjusted; (d) with respect to holders of Series C Preferred Shares, an amount equal to the Series C Preferred Issue Price plus twelve percentage (12%) annual interest (calculated on a compounded basis for a period of time commencing from the Original Series C Issue Date and ending on the date such Series C Redemption Price is paid in full), and further plus all accrued but unpaid dividends from the Original Series C Issue Date (the “Series C Redemption Price”), until the date of receipt by the holder thereof of the full Series C Redemption Price, proportionally as adjusted, and (e) with respect to holders of Series C+ Preferred Shares, an amount equal to the Series C+ Preferred Issue Price plus twelve percentage (12%) annual interest (calculated on a compounded basis for a period of time commencing from the Original Series C+ Issue Date and ending on the date such Series C+ Redemption Price is paid in full), and further plus all accrued but unpaid dividends from the Original Series C+ Issue Date (the “Series C+ Redemption Price”, together with the Series A Redemption Price, Series A+ Redemption Price, Series B Redemption Price and Series C Redemption Price, the “Redemption Price”), until the date of receipt by the holder thereof of the full Series C+ Redemption Price, proportionally as adjusted.

Eighth Amended and Restated Articles of Association

SCHEDULE A-21

(4)

Procedure. The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Section 5(a)(iii)(4) of Schedule A will take place within one hundred and twenty (120) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of that series of the Preferred Shares requesting redemption and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Preferred Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share and the Company shall update its register of members accordingly. From and after the Redemption Closing, subject to the holder of a Preferred Share having received the Redemption Price from the Company, all rights of the holder of such Preferred Share will cease with respect to Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

Eighth Amended and Restated Articles of Association

SCHEDULE A-22

(b)

Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 5 of Schedule A is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used in the following manner: (1) first, prior and in preference to all of the Series A Preferred Shares, the Series A+ Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, all of Series C+ Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the Series C+ Redemption Price that each holder of Series C+ Preferred Shares is entitled hereunder; and if not all of the Series C+ Preferred Shares required to be redeemed are able to be redeemed, then the Series C+ Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series C+ Preferred Shares in proportion to the Series C+ Redemption Price that each holder of the Series C+ Preferred Shares is entitled hereunder, and then the redemption amount with respect to the remaining Series C+ Preferred Shares to be redeemed shall be paid as soon as the Company has legally available funds to do so but in any event within one year to such holder of Series C+ Preferred Shares bearing 12% annual compounded interest; (2) second, after full payment of the Series C+ Redemption Price of the Series C+ Preferred Shares to be redeemed, all of Series C Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the Series C Redemption Price that each holder of Series C Preferred Shares is entitled hereunder; and if not all of the Series C Preferred Shares required to be redeemed are able to be redeemed, then the Series C Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series C Preferred Shares in proportion to the Series C Redemption Price that each holder of the Series C Preferred Shares is entitled hereunder, and then the redemption amount with respect to the remaining Series C Preferred Shares to be redeemed shall be paid as soon as the Company has legally available funds to do so but in any event within one year to such holder of Series C Preferred Shares bearing 12% annual compounded interest (3) third, after full payment of the Series C+ Redemption Price of Series C+ Preferred Shares to be redeemed and the Series C Redemption Price of Series C Preferred Shares to be redeemed, all of Series B Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the Series B Redemption Price that each holder of Series B Preferred Shares is entitled hereunder; and if not all of the Series B Preferred Shares required to be redeemed are able to be redeemed, then the Series B Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series B Preferred Shares in proportion to the Series B Redemption Price that each holder of the Series B Preferred Shares is entitled hereunder, and then the redemption amount with respect to the remaining Series B Preferred Shares to be redeemed shall be paid within one year to such holder of Series B Preferred Shares bearing 12% annual simple interest; and (4) fourth, after full payment of the Series C+ Redemption Price of the Series C+ Preferred Shares to be redeemed, the Series C Redemption Price of the Series C Preferred Shares to be redeemed and the Series B Redemption Price of the Series B Preferred Shares to be redeemed, all of the Series A Preferred Shares and the Series A+ Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the respective Redemption Price that each holder of the Series A Preferred Shares and each holder of the Series A+ Preferred Shares is entitled hereunder; and if not all of the Series A Preferred Shares and the Series A+ Preferred Shares required to be redeemed are able to be redeemed, then the Series A Preferred Shares and the Series A+ Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series A Preferred Shares and the holders of the Series A+ Preferred Shares in proportion to the Redemption Price that each holder of the Series A Preferred Shares and each holder of the Series A+ Preferred Shares is entitled hereunder, and then the redemption amount with respect to the remaining Series A Preferred Shares and the Series A+ Preferred Shares to be redeemed shall be paid within one year to such holder of the Series A Preferred Shares and such holder of the Series A+ Preferred Shares bearing 12% annual simple interest. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payments which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payments has been paid in full with respect to such shares.

Eighth Amended and Restated Articles of Association

SCHEDULE A-23

(c)

Distribution of Profits of Subsidiaries and No Impairment. Once the Company has received a Redemption Notice, it shall not, and shall not permit any Subsidiary to, take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including, to the extent permitted by law, procuring that any and all profits of each Subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such dividend upstream, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of applicable Preferred Shares required to be made pursuant to this Section 5 of Schedule A, and until the date on which each applicable Preferred Share required to be deemed is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution without the prior written consent of all Preferred Shareholders who have delivered a Redemption Notice and have not been fully paid the applicable Redemption Price.

(d)

Other Limited Redemption. If the Company is otherwise prohibited by applicable Law from redeeming all applicable Preferred Shares to be redeemed at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable Law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

Eighth Amended and Restated Articles of Association

SCHEDULE A-24

(e)

Un-redeemed Shares. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the rights (including its voting rights), powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

6.	Acts of the Company.

(a)

Preferred Shareholder Consent. In addition to any other vote or consent required elsewhere in these Articles, including but not limited to Section 6(b) and Section 6(c) below, the Restated Shareholders’ Agreement or by any applicable statute, the Company shall not, either directly or indirectly, by amendment, waiver, merger, consolidation, scheme of arrangement, amalgamation or otherwise (or permit any Group Company to), take, permit to occur, approve, authorize or agree or commit to do any of the following actions (whether in a single transaction or a series of related transactions) without the prior affirmative approval or consent of Majority Preferred Shares Holders. In relation to this Section 6(a), where any act listed in clauses (i) through (xiv) below requires a Special Resolution of the Members where a general meeting of Members is convened and the consent referred to above is not obtained, each holder of the Preferred Shares who votes against the resolution shall be deemed to have ten (10) times the number of votes of all Members who vote for the resolution:

(i)

any increase in the authorized number of Preferred Shares except for any Equity Securities issued or issuable pursuant to the Transaction Documents; any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Shares;

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(ii)

any action that authorizes, creates, issues, increases or decreases the authorized number of the Equity Securities, except for (i) the Ordinary Shares issuable upon conversion of Preferred Shares; (ii) any Equity Securities issued or issuable pursuant to the Transaction Documents; and (iii) any Equity Securities issued under the option plan with the approval of the Board (including at least one-half (1/2) of the Key Investors’ Directors);

(iii)

any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into Equity Securities of the Company ranking on a parity with or senior to the Preferred Shares in any preference or priority such as right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series, except for any Equity Securities issued or issuable pursuant to the Transaction Documents;

(iv)

any purchase, repurchase, redemption or retirement of any Equity Securities (excluding shares repurchased upon termination of an employee or consultant pursuant to a restricted share purchase agreement or employee incentive plan);

(v)

any amendment or modification, alteration, repeal to or waiver of any provision of any of the Memorandum or Articles or similar organizational documents or by-laws of the Group Companies or any other constitutional documents, including, without limitation, by operation of a merger, consolidation, reorganization or similar transaction;

(vi)

the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, including but not limitation, the Liquidation Event, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(vii)

any agreement by the Group Companies regarding selling, transferring, licensing, changing, encumbering or otherwise dispose of any trademarks, patents, know-how or other intellectual property owned by the Group Companies;

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(viii)	any reclassification or recapitalization of the outstanding capital shares of any Group Company;

(ix)

the selection of the listing exchange for any public offering of any securities of a Group Company (including a Qualified IPO) or approve the valuation and terms and conditions for such public offering;

(x)	any change of authorized size of the Board or change the manner in which any director on the Board is appointed (other than change of director by the shareholder who appoints him or her);

(xi)

changing the name of any Group Company, or ceasing any business undertaking of any Group Company substantially as then currently conducted by such Group Company, change of any material part of its then current business or enter into business that is outside of its then current business;

(xii)	any adoption or change of the terms of any bonus or profit sharing scheme or any employee share option or share participation schemes or similar plans;

(xiii)	any Trade Sale or Loss of Control; or

(xiv)	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

(b)

Board Consent. In addition to any other vote or consent required elsewhere in these Articles, including but not limited to Section 6(a) and Section 6(c), the Restated Shareholders’ Agreement or by any applicable statute, the Company shall not, either directly or indirectly, by amendment, waiver, merger, consolidation, scheme of arrangement, amalgamation or otherwise (or permit any Group Company to), take, permit to occur, approve, authorize or agree or commit to do any of the following actions (whether in a single transaction or a series of related transactions) without the prior affirmative approval or consent of a simple majority of the votes of the Board (including the affirmative vote of at least at least one-half (1/2) of the Key Investors’ Directors acting in his or her capacity as a director of the Company and as a representative of the Investor(s)):

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(i)

appointing, terminating or determining the compensation of the chairman, chief executive officer, president, general manager, Financial Controller, chief operation officer, chief technology officer, vice president-level or above;

(ii)	issuing options or administrating the Company’s share plan or any other equity incentive, purchase or participation plan for the benefit of employees;

(iii)	creating, allowing to arise or issuing any debenture constituting a pledge, lien, or charge on all or any of the assets or rights of any Group Company;

(iv)	establishment of any new direct or indirect subsidiary by any Group Company;

(v)	approving and amending annual Budget and business plan of any Group Company;

(vi)

acquiring any investment or incurring any commitment in excess of US$300,000 at any time in respect of any one transaction, or in respect of a series of related transactions within a fiscal year, by any Group Company;

(vii)	amending the accounting or financial policies or changing the financial year of any Group Company;

(viii)	any transaction between or among the Group Companies and with any Related Party or member of such Related Party’s family;

(ix)

incurring any indebtedness or assuming any financial obligation or issuing, assuming, guaranteeing or creating any liability for borrowed money in excess of US$3,000,000 in a single transaction, or in a series of related transactions within a fiscal year, unless such liability is incurred pursuant to the then current business plan or annual Budget;

(x)

purchase or disposal of business/assets in excess of US$3,000,000 in a single transaction, or in a series of related transactions within a fiscal year, other than the purchase or disposal of business/assets in the ordinary course of business;

(xi)	extension of any loan or guarantee for indebtedness in excess of US$300,000 in the aggregate to any third party in a single transaction, or in a series of related transactions within a fiscal year;

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(xii)	equity investment in any third party in excess of US$1,500,000 in a single transaction, or in a series of related transactions within a fiscal year;

(xiii)

any single transaction, or a series of related transactions within a fiscal year that is or are outside ordinary course of business and involving an amount in excess of US$1,500,000 or exclusive relationship;

(xiv)	initiating or settling any single material litigation or arbitration involving an amount in excess of US$1,500,000;

(xv)	appointing or changing the auditors of any Group Company;

(xvi)	any action that results in the payment or declaration of a dividend on any shares of the Ordinary Shares or the Preferred Shares;

(xvii)

any action that might cause harm to, or result in an alternation, dissolution, cancellation or termination of the existing Captive Structure, including but not limited to any attempt to convert the Company into a domestic company under the PRC Laws; or

(xviii)	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

(c)

Majority Series C Preferred Shares Holders’ Consent. In addition to any other vote or consent required elsewhere in these Articles, including but not limited to Section 6(a) and Section 6(b) above, the Restated Shareholders’ Agreement or by any applicable statute, the Company shall not, either directly or indirectly, by amendment, waiver, merger, consolidation, scheme of arrangement, amalgamation or otherwise (or permit any Group Company to), take, permit to occur, approve, authorize or agree or commit to do any of the following actions (whether in a single transaction or a series of related transactions) without the prior affirmative approval or consent of the Majority Series C Preferred Shares Holders.

(i)

create or designate (including by reclassification of existing shares), or authorize any issuance of any additional Equity Securities (including, but not limited to, all classes of shares, warrants, rights to subscribe for shares and securities convertible into any share class) for a consideration per share that is lower than the subscription price of the Series C Preferred Shares, except for the transfer of existing Shares of the Company and the issuance of any Shares of the Company in connection with (i) employees stock option plan of the Company; (ii) any share split, share dividend, combination, recapitalization or other similar transaction of the Company; (iii) the conversion of the outstanding Preferred Shares of the Company into the Ordinary Shares of the Company; and (iv) any Equity Securities issued or issuable pursuant to the Transaction Documents;

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(ii)

any transaction or series of related transactions by the Company, (i) which shall constitute a change of control event (including the sale or exclusive licensing of substantially all of the intellectual property assets of the Group to a third party), or in which the relevant Group Company or its shareholders immediately prior to such transaction shall not, as a result of or subsequent to the transaction, hold a majority of the voting power or share capital of the surviving or resulting entity with an implied pre-money valuation of the Company with per share price less than the per share issue price with respect to the series C round of financing of Company (subject to adjustment any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting such shares);

(iii)	any waiver or amendment, alternation or modification to the provision related to a price based anti-dilution adjustment applicable to the Series C Preferred Shares or Series C+ Preferred Shares;

(iv)	any initial public offering of any Equity Securities of the Company, which is not a Qualified IPO;

(v)

any waiver of the treatment of an event as a liquidation event or deemed liquidation event or some similar concepts under the current effective investment and constitutional documents of the Company, provided however, in the event where a liquidation event or deemed liquidation event or some similar concepts occurs and the implied pre-money valuation of the Company is no less than US$1,442,496,338, the waiver of application of liquidation preference waterfall as set out under Section 2 of Schedule A doesn’t require the consent of the Majority Series C Preferred Shares Holders.

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(vi)

any amendment, alteration or repeal of any provision of the constitutional documents of any of the Group Companies in a manner that adversely changes or alters the existing voting or other powers, preferences or other special rights, privileges, benefits or restrictions of the Series C Preferred Shares and/or Series C+ Preferred Shares (whether by merger, consolidation or otherwise); for the avoidance of doubt, issuance of any Equity Securities having rights, preferences or privileges senior to the Series C Preferred Shares and/or Series C+ Preferred Shares for a consideration per share that is no lower than the subscription price of the Series C Preferred Shares shall not be deemed as the action that adversely changes or alters the existing voting or other powers, preferences or other special rights, privileges, benefits or restrictions of the Series C Preferred Shares and/or Series C+ Preferred Shares.

7.	Appointment and Removal of Directors.

(a)	There shall be a Board consisting of up to eight (8) persons, unless increased by Special Resolution and with the consent required pursuant to Section 6 of Schedule A.

(b)

All Directors shall be elected by a majority vote of issued and outstanding Ordinary Shares and such Investor set forth hereunder in this Section (voting together and not as separate classes), the following persons shall be elected to the Board:

(i)	HAN Yusheng (汉雨生) shall be entitled to elect two (2) directors of the Board (the “Ordinary Directors”), initially to be HAN Yusheng (汉雨生), CHUAI Shaokun (揣少坤).

(ii)

The Investors shall be entitled to elect up to six (6) directors of the Board (the “Investors’ Directors”) in aggregate with the composition determined as follows: one (1) director shall be appointed by LYFE, initially to be ZHAO Jin (赵晋); one (1) director shall be appointed by NLVC, initially to be Deng Feng (邓峰); one (1) director shall be appointed by CTD, initially to be LU Gang (陆刚); one (1) director shall be appointed by Sequoia, initially to be Yunxia Yang, one (1) director shall be appointed by Evergreen, initially to be RONG Jing (戎璟), and (i) in the event that the GIC Warrant has not been exercised, so long as GIC holds no less than 4,259,800 Shares, as adjusted for any share splits, share dividends, recapitalizations or the like, or (ii) in the event that the GIC Warrant has been exercised, so long as GIC holds no less than 5,324,750 Shares, as adjusted for any share splits, share dividends, recapitalizations or the like, one (1) director shall be appointed by GIC, initially to be Goh Chin Kiong.

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(iii)	Each Director of the Company shall have one (1) vote for each of the matters submitted to the Board of Directors, except that HAN Yusheng (汉雨生) shall have six (6) votes.

(d)

Subject to the provisions of Section 7(b) of Schedule A, each Member also agrees to vote all of his, her or its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 7(b) of Schedule A may be removed from office unless (A) such removal is directed or approved by the person(s) or entity(ies) entitled under Section 7(b) of Schedule A to designate that director or (B) the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 7(b) of Schedule A is no longer so entitled to designate or approve such director or occupy such Board seat; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7(b) of Schedule A shall be filled pursuant to the provisions of Section 7(b) of Schedule A. All Members agree to execute any written consents required to effectuate the obligations in these Articles, and the Company agrees at the request of any Member entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

(e)

Each Member agrees to vote all of its Shares from time to time and at all times, in whatever manner shall be necessary to ensure that the size of the Board shall be set at eight (8) directors. It is further agreed that upon the request from NLVC, GIC, LYFE and/or Sequoia, the board of directors of any other Group Companies and, to the extent legally and commercially feasible, other subsidiaries of the Company (including in the event that the Company shall form or acquire any new subsidiaries) shall have same board composition with the Company as determined in accordance with Section 7(b) of Schedule A, and the Company shall procure that such nominee(s) are appointed to the relevant board of directors.

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(f)

So long as any Investor, together with such Investor’s Affiliates, continues to hold no less than two point five percent (2.5%) of the total issued and outstanding Shares (on an as-converted basis), but not represented in the Board, the Company shall invite, and shall cause any of the other Group Companies to invite, a representative of each of such Investors (each an “Observer”) to attend all meetings of the Board and all subcommittees of the Board, and all meetings of the board and the similar governing bodies of any other Group Companies and the committees and subcommittees of the forgoing, in a nonvoting observer capacity and, in this respect, shall give each Observer copies of all notices, minutes, consents, and other materials that each Group Company provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. Notwithstanding the foregoing, so long as LAV, together with such its Affiliates, continues to hold any Shares, but not represented in the Board, LAV shall have the right to appoint an Observer.

(g)

In the event that an Observer cannot or elect not to attend any meeting of the board, the committees and subcommittees of the board, or the similar governing bodies of any Group Company, such Observer may by a written instrument appoint an alternate who need not be an Observer to attend such meeting.

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